EX-34.5
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Report of Independent Registered Public Accounting Firm

Board of Directors
SunTrust Banks, Inc.

We have examined management's assertion, included in the accompanying reports titled Management's Assertion on Compliance with Regulation AB Criteria, that SunTrust Banks, Inc. (the Company) complied with the servicing criteria set forth in Item 1122(d)(2)(i), 1122(d)(4)(i), and 1122(d)(4)(ii) of the
Securities and Exchange Commission's Regulation AB for the residential mortgage loan servicing platform as of and for the year ended December 31, 2011. Refer to management's assertions for the asset backed transactions covered by this platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by the Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.


1

A member firm of Ernst & Young Global Limited


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As described in management's assertion, for servicing criteria 1122(d)(2)(i), the Company has engaged a vendor to perform the activities required by these servicing criteria. The Company has determined that this vendor is not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to the vendor as permitted by Interpretation 17.06. As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all material respects with servicing criteria applicable to the vendor. The Company is solely responsible for determining that it meets SEC requirements to apply Interpretation 17.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2011 for the residential mortgage loan servicing platform is fairly stated, in all material respects.

/s/Ernst & Young LLP

March 13, 2012


2

A member firm of Ernst & Young Global Limited